Filed Pursuant to Rule 424(b)(3)
Registration No. 333-175191

PROSPECTUS SUPPLEMENT
(To the Prospectus Dated July 13, 2011)

13,469,661 Shares of Common Stock
Warrants to Purchase 6,734,831 Shares of Common Stock

We are offering 13,469,661 shares of our common stock together with warrants to purchase 6,734,831 shares of our common stock.  Each share of common stock sold in this offering will be sold with a warrant to purchase one-half share of common stock at an exercise price of $0.66 per share (135% of the aggregate price of the offering price of a share and corresponding warrant).  This prospectus supplement also covers the shares of common stock issuable from time to time upon the exercise of these warrants.  The warrants to be sold in this offering will not be quoted on the OTC Bulletin Board or any other securities quotation service or listed on any exchange.

Our common stock is currently traded on the Over-the-Counter Bulletin Board under the symbol “AUGT”.  On January 29, 2013, the closing price of our common stock was $0.60 per share.

Roth Capital Partners, LLC is acting as the exclusive placement agent for this offering.  We have agreed to pay the placement agent cash fees in an amount equal to 7.0% of the gross proceeds received by us from the sale, to the investors in this offering, of the common stock together with warrants.  See Plan of Distribution beginning on page S-17 of this prospectus supplement for more information regarding these arrangements.

Investing in our securities involves significant risks.  Before buying any of our securities, you should read the discussion of material risks included in the section entitled, “Risk Factors,” beginning on page S-12 of this prospectus supplement and page 8 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

	Per Share and Corresponding Warrant	Total

Public offering price of common stock together with warrants	$0.49	$6,660,134
Placement Agent Fees	$0.0343	$466,209
Proceeds, before expenses, to us	$0.456	$6,193,925

        The placement agent is not purchasing or selling any shares of our common stock or warrants pursuant to this prospectus supplement or the accompanying prospectus, nor are we requiring any minimum purchase or sale of any specific number of units, but will use best efforts to arrange for the sale of all of the securities offered pursuant to this prospectus supplement.  Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above.  We expect that delivery of the units being offered pursuant to this prospectus supplement will be made to purchasers on or about February 4, 2013.

Roth Capital Partners
This prospectus supplement is dated January 30, 2013

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts.  The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering.  The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information.  Generally, when we refer to this prospectus, we are referring to both parts of this document combined.  We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the securities being offered under this prospectus supplement.  This prospectus supplement may add, update or change information contained in the accompanying prospectus.  To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained or incorporated herein by reference in this prospectus supplement and contained or incorporated therein by reference in the accompanying prospectus.  We have not, and the placement agent has not, authorized anyone to provide you with different or additional information.  If anyone provides you with different, additional or inconsistent information, you should not rely on it.  We and the placement agent are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States.  You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.  Our business, financial condition, results of operations and prospects may have changed since those dates.  You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus when making your investment decision.  You should also read and consider the information in the documents we have referred you to in the section of the accompanying prospectus entitled “Where You Can Find More Information.”

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference includes trademarks, service marks and trade names owned by us or other companies.  All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Augme,” the “Company,” “we,” “us” and “our” to refer to Augme Technologies, Inc. and its wholly owned subsidiaries, Hipcricket, Inc. and Geos Communications IP Holdings, Inc.  Our fiscal year ends on the last day of February.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements.  These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

Factors that might affect our forward-looking statements include, among other things:

•	overall economic and business conditions;

•	the demand for our products and services;

•	competitive factors in the industries in which we compete;

•	the results of our pending and future litigation;

•	emergence of new technologies which compete with our product and service offerings;

•	our cash position and cash burn rate;

•	other capital market conditions, including availability of funding sources;

•	the strength of our intellectual property portfolio; and

•	changes in government regulations related to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.  These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  We discuss many of these risks in greater detail under the heading “Risk Factors” herein and in the documents incorporated by reference herein.  Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.  Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.  Before deciding to purchase our securities, you should carefully consider the risk factors incorporated by reference and set forth herein, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference.  This summary is not complete and does not contain all of the information that you should consider before investing in our securities.  To fully understand this offering and its consequences to you, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-12, the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus when making an investment decision.

About Augme Technologies, Inc.

Our Business

We are a leader in mobile marketing and advertising technology and services that enable brands, advertising agencies, media companies and enterprise customers to seamlessly drive sales, engagement and loyalty.  Augme purchased the assets of the mobile marketing and mobile advertising company, Hipcricket, Inc. (“Hipcricket”) in August 2011.  Hipcricket is a mobile marketing company that creates measurable, real-time, one-to-one relationships between advertisers and their customers and prospective customers using text messages, multimedia messages, mobile web sites, mobile applications, mobile coupons, quick response codes and a mobile advertising network.  Augme markets its services primarily through a direct sales force as well as through other service providers.  A leading industry analyst, Frost & Sullivan, opined that the combined Hipcricket-Augme entity will have one of the most innovative and complete sets of mobile marketing and advertising solutions in the industry, calling the company an “industry powerhouse.”  Augme markets and sells its software and services to customers under the Hipcricket brand.

Augme's AD LIFE® Platform (the “Platform”) is a true end-to-end mobile marketing and mobile advertising solution, enabling customers to quickly create, deploy and measure rich-media, interactive marketing campaigns across multiple advertising networks and devices through a single access point.  Campaigns built on this proprietary software-as-a-service (“SaaS”) platform provide optimized marketing messages to the consumer by delivering Customer Relationship Management (“CRM”) driven personalized brand experiences to customers where they work, play and live.  The Platform is a product of combining Hipcricket’s Hip 7.0 and Augme’s AD LIFE and AD SERVE® platforms and technologies.

The Platform features an analytical engine that uses real-time campaign data, enabling brands, advertising agencies and media companies to plan, execute, monitor and measure mobile marketing and advertising campaigns in real time throughout the campaign lifecycle.  Through Hipcricket, Augme has delivered over 250,000 campaigns to date and has over a 95% renewal rate among its 220+ total customer base.

The Platform is built on Augme’s patented intellectual property (“IP”).  Augme has invested a significant amount of its resources and capital building its patent portfolio, which management believes is foundational to targeted Internet functions, such as advertising, broadcasting and content delivery.  The first of Augme’s core patents was granted in 2003 with a 1999 priority date, placing Augme’s invention ahead of the inception of many leading Internet advertising and mobile marketing companies.  The patents cover a two code module system, designed to automatically assemble content delivery on back-end server systems allowing websites to target content to end-users’ preferences, networks, devices and installed Internet capabilities from any website destination.  Augme believes that all patent families remain open for additional divisional and continuation-in-part filings with applications in various stages of approval.

AD LIFE® - Mobile Marketing

Mobile phones are fully integrated into the lives of most of the population of the United States. There are over 320 million mobile phone subscribers in the United States out of a total population of approximately 312 million people, as a portion of the population subscribes to more than one mobile device.

Despite the proliferation of sophisticated mobile devices and the enormous marketing value expected from interacting directly with mobile consumers, marketers continue to struggle to find an easy, affordable, and effective way to fully integrate mobile phones into existing marketing and advertising campaigns.  AD LIFE is our interactive SaaS platform that solves this mobile marketing puzzle.  It provides marketers, brands and advertising agencies the ability to create, deliver, manage and track interactive marketing campaigns targeting mobile phone users through traditional advertising channels, thereby enhancing and extending communication, persuasiveness and effectiveness of existing campaigns.  AD LIFE does this through a comprehensive web portal with four fully integrated components:

    • Consumer Response: Turnkey tools to create and assign Consumer Response Tags that allow consumers to use their mobile phones for easy and instant access to on-demand digital content.  Augme’s AD LIFE open architecture offers a wide variety of CRTs in the market today, including Short Message Service, 2D codes, logo, and audio recognition.

    • Content Formatting: While over 30% of Internet search is done via a mobile device, it has been estimated that only 2% of digital assets are formatted for proper viewing via a mobile device.  The sophisticated device detection system in AD LIFE automatically renders existing digital assets for proper viewing and navigation on nearly any mobile device regardless of phone type, operating system, or mobile service provider.

    • Customer Relationship Management: Using data analysis gathered and processed using proprietary techniques, AD LIFE provides key metrics and results of client campaigns including demographic and behavioral data.

    • Promotional Partnerships: AD LIFE provides access to pre-negotiated and readily available branded content to complement existing promotions.  These include rebates and coupons that operate through a partnership with one of the nation’s leading promotions transaction settlement providers, and many additional applications and services fully integrated with leading technology and service partners.

Our advanced, comprehensive, and fully integrated Platform drives revenue primarily through license fees, marketing campaign fees, and fees associated with certain add-on promotional applications in the platform. Additional revenue is generated by platform administration and professional service fees related to the mobilization of client content and implementation of marketing campaigns through the platform.  To date, all of our revenues have been generated in the United States.

Competition

The mobile marketing and advertising landscape, while in its early stages, is highly competitive and fragmented, with technology evolving rapidly. Competition in the market of mobile marketing applications and services is intense.  Our products face competition from many larger, more established companies.  In addition, the introduction of competing products and services could result in a decrease in the price charged by our competitors for their products and services, reduce demand for our products and services, or even make our products and services obsolete.  Many of the landscape’s significant players and new entrants are focused on delivering point solutions targeting a specific segment of the mobile marketing and/or advertising landscape.  We believe Augme differentiates itself from the competition by offering complete, end-to-end mobile advertising and marketing solutions delivered through its Platform.

Customers

Through Hipcricket, we have successfully completed over 250,000 mobile campaigns to date with more than 220 customers across some of the leading brands in the U.S.  Furthermore, during the 12 month period ended November 30, 2012 we have a recurring revenue customer renewal rate of over 95%.  We calculate our renewal rate by dividing (a) the stated contractual revenues in the most recent fiscal period from our prior fiscal period recurring revenue customers by (b) the recurring revenues contracted in the prior fiscal period from our recurring revenue customers; renewal rate is not a measure of the number of customers in a fiscal period who enter into a subsequent contract with us.  We refer to our software-as-a-service customers with contracts to pay us monthly fees as recurring revenue customers.  Augme products serve advertisers and ad agencies in many vertical markets including automotive, retail, consumer products, food and beverage, media and broadcast, pharmaceutical and restaurant brands.

Augme’s customers (defined as those customers from whom we have received revenue in the last two fiscal quarters) include:

•	three of the largest pharmaceutical companies in the world;
•	seven of the largest consumer packaged goods companies in the world;
•	the world’s largest toy company;
•	half a dozen media companies;
•	the largest provider both of mobile and fixed telephony in the United States;
•	more than thirty advertising agencies in the world; and
•	one of the largest auto companies in the world.

Distribution

The AD LIFE mobile platform is primarily sold through our in-house sales force.  We intend to build out our channel partner strategy across multiple industries.

Intellectual Property Summary

Through our own invention process and by making acquisitions, we continually seek to enhance and maintain our intellectual property portfolio to better serve our clients and protect shareholder value. Our IP consists of patents, trademarks, copyrights, applications for the same, and trade secrets. We believe that our IP creates significant value in our business. Our objective with our IP is to provide protection, exclusivity and unique technologies for our customers in the mobile marketing industry.

We seek to monetize our unique IP through our business operations and licensing our IP to others and, when necessary, we enforce our IP rights through litigation. We have and will continue focused efforts to collect royalties and appropriate compensation from those that use our patented inventions and brands without authorization. We believe the prospect of infringement damages in connection with enforcement of our IP rights may also carry significant value. Assuming collection of any such infringement damages, we believe that such collection would provide a return on our investment in invention, licensing and enforcement.

Augme’s patent portfolio includes patents that cover the following technology areas:

1) Customized content delivery to any Internet enabled device
2) Device, browser, software, and profile detection with content targeting
3) Content targeting based on profiles and ambient conditions
4) Content targeting based on profiles within virtual environments

We believe that the combined Augme and Hipcricket mobile marketing and advertising technology businesses are well positioned to capitalize on the growth of Internet enabled smartphones that have become a leading driver of growth in Internet traffic and utilization by consumers. Due to that explosive growth, marketers are refocusing to reach consumers through mobile advertising and mobile marketing strategies, initiatives and campaigns.  We believe that our IP will be instrumental in our efforts to capture the marketing budgets and mobile marketing advertising spends of the future. We believe the growth in mobile marketing and mobile advertising spending by our customers across an array of industry verticals will continue to rise. Augme’s objectives within its IP management include the commercialization of our inventions, on-going licensing through product sales, non-litigation licensing, litigation and the complete monetization of our inventions.

With over 250,000 campaigns completed to date through our patented technology platforms, we continue to develop new and innovative technologies and inventions.

We believe that growth in the mobile Internet market space may enhance our patent enforcement initiative because it has contributed to the creation of an emerging group of companies that have developed revenue streams that we believe are infringing on Augme’s patents. Augme’s inventions have solved device, infrastructure and customized content distribution problems facing Internet publishers in 1999. Now in 2013, well within the coverage of the patent protection, the identical problems are repeating in the mobile Internet and we believe that Augme’s inventions again present the solution for mobile Internet publishers and service providers. We believe that the growing number of market entries by highly capitalized companies and the highly sought after massive consumer audience emerging on the mobile Internet makes it likely that infringement of our patents is occurring. Companies that implement and monetize their solutions may have developed revenue streams that Augme may be capable of monetizing through enforcement of its patents.

We own fourteen U.S. patents and over 80 pending U.S. and foreign patent applications.  As innovations and inventions emerge from our operating business, additional patents, trade secrets, and trademarks may be filed.

Augme’s first family of patented inventions plays an integral role in technology platforms and services and enables targeting of content to end-users. The patents are foundational to the methods used in two primary types of Mobile Internet operations:

•	Device Detection and Mobile Content Targeting; and
•	Customized Content & Mobile Advertising Delivery

Augme’s family of patents titled “Method and System for Adding Function to a Webpage” teaches a two-code-module system that enables any networked content to be customized based on end-user criteria. The Augme patents thus enable a single Web page (traditional Internet and mobile Web) to have an infinite number of tailored service responses that allow Web page visitors to receive content that is customized to the user’s unique computing environment, connectivity, bandwidth level, geographic location, gender, age, or any other information about the Web page visitor (targeting criteria) such as behavioral marketing data. Augme’s two-code-module Web page customization process has widespread application in the fields of Targeted Advertising, E-Commerce, Mobile Marketing/Advertising and other customized content delivery operations.

Augme’s patented methods and systems add function to web pages through an easily distributed software code module. The method and system deliver responses to client (computer user) requests that are customized based upon visitor information and preferences. When a web page is downloaded, the technology automatically executes a first code module embedded in the Web page. The first code module issues a first command to retrieve a second code module, via a network connection, from a server system. Next, a second code module is assembled based upon the visitor information. Finally, the assembled second code module, with a service response, is returned to the visitor’s device, where, upon execution, the response is rendered on the visitor’s processor platform (computer or mobile device).

Augme’s patent portfolio was expanded in 2011 with the filing of the now pending “Method and System for Generation of Anonymous Profiles from a Tri-Level Mapping of Mobile Network Marketing Econometrics” that solves critical mobile marketing consumer privacy issues by protecting users’ identities and movements through a mobile network. The invention also allows for brand-centric rich media and mobile marketing engagements to be tracked and presented in a way that provides data in three layers of utility within the areas of retail, product and consumer engagement. The data interface resulting from this technology allows brands to manage mobile marketing technology in a way that increases the knowledge base and strategic actionable information mapping anonymous consumer behavior and data.

U.S. Patent Number 7,958,081 was issued to Augme on June 7, 2011 and is entitled, “Apparatuses, Methods and Systems for Information Querying and Serving on Mobile Devices Based on Ambient Conditions.” Augme expanded again and has been already granted patents in continuation of the ‘081 patent and added to its portfolio patents issued on November 29, 2011, U.S. Patent Number 8,069,169, entitled “Apparatuses, Methods and Systems for Information Querying and Serving on the Internet Based on Profiles” and “Apparatuses, Methods and Systems for a Graphical Code-Serving Interface.”  Augme filed these applications on September 28, 2006 and the issued claims detail the implementation of apparatuses, methods, and systems for information querying and serving on the mobile and consumer Internet based on profiles.  Information and/or advertisement providers are enabled to leverage profile information to serve context, demographic, and behavior targeted information to users on the mobile Internet using this invention.

In addition to its patents and pending applications, Augme also owns over fifteen trademarks protecting its product names and identity in the marketplace.

Augme’s patents are an integral and foundational component of Augme’s technology platforms and services as well as providing potential for attractive partnership opportunities with third parties who have been identified to license the technology within prescribed market verticals.  Augme is pursuing certain strategic licensing arrangements with companies that Augme has identified as using Augme’s patented methods and processes.  In addition, Augme is obtaining organic licenses through Hipcricket’s clients’ use of Augme’s core technology and inventions.

The table below provides a listing of the issued U.S. patents that are most important to our business:

Issue Date	Patent Number	Title

July 15, 2003	6,594,691	“Method and System for Adding Function to a Webpage.”

September 11, 2007	7,269,636	“Method and Code Module for Adding Function to a Webpage.”

August 24, 2010	7,783,721	“Method and Code Module for Adding Function to a Webpage.”

November 9, 2010	7,831,690	“Appliance Metaphor for Adding Media Function to a Webpage.”

July 10, 2012	8,219,642	“System and Method for Adding Targeted Content in a Webpage.”

Litigation Update

Augme Technologies, Inc. v. Tacoda, Inc. and AOL, Inc., Civil Action No. 1:07-cv-07088-CM-GWG (the “Tacoda litigation”), a patent infringement lawsuit pending in the U.S. District Court for the Southern District of New York since August 2007.  The Court ruled that the temporal scope of the Tacoda case was limited to the period before AOL began to integrate Tacoda’s systems into its own systems.  Defendants represented that such integration commenced on September 28, 2007.

On August 24, 2012, Augme covenanted not to sue the defendants for any infringing activities related to the accused Tacoda systems before September 28, 2007 and thus, Augme voluntarily dismissed all claims against the defendants.  The Stipulation of Voluntary Dismissal specifically noted that the Covenant Not To Sue would not preclude enforcement of Augme’s other pending suits against AOL Inc., AOL Advertising, Inc. and Time Warner, as well as against AOL, Inc. and Gannett Co., Inc. The Court entered an order dismissing the Tacoda litigation on September 4, 2012.  Augme and AOL, Inc. have entered into settlement negotiations.

Augme Technologies, Inc. v. AOL, Inc., AOL Advertising, Inc. and Time Warner, Inc., Civil Action No. 1:12-cv-05439-CM (transferred from Civil Action No. 1:09-cv-04299-RWS (S.D.N.Y.)), a patent infringement and trademark infringement lawsuit pending in the U.S. District Court for the Southern District of New York (transferred from the U.S. District Court for the Central District of California) since September 10, 2008.

On June 13, 2012, the patent infringement claims were transferred from Judge Robert Sweet to Judge Colleen McMahon.  The residual claims for trademark infringement, unfair competition and false designation of origin, which remained with Judge Sweet, were dismissed by agreement of the parties on November 19, 2012.

With regard to the patent infringement claims, Time Warner filed a Motion for Judgment on the Pleadings on September 27, 2012, and, shortly thereafter, a Motion for Rule 11 Sanctions on October 23, 2012.  On October 26, 2012, the Court sua sponte stayed the case regarding any claims related to U.S. Patent No. 7,269,636, pending the outcome of the ongoing reexamination of that patent by the United States Patent and Trademark Office.  Because the remaining patent-in-suit, U.S. Patent Nos. 6,594,691, is closely related to the ‘636 patent, Augme moved to stay the case in its entirety on November 5, 2012.  On December 20, 2012, Judge McMahon denied the motion to stay as to the ‘691 patent and did not disturb the preexisting stay as to the ‘636 patent.

Because of Judge McMahon’s requirement that all discovery in the case be completed by the end of February 2013 and given that discovery as to the ‘691 patent would be totally duplicative of discovery which would have to be conducted later as to the ‘636 patent, on January 7, 2013, Augme filed a covenant not to sue defendants on the ‘691 patent and a motion to dismiss the ‘691 patent from the case.  Based on the pendency of the motion to dismiss, on January 11, 2013, Magistrate Judge Gabriel Gorenstein adjourned all further discovery as to the ‘691 patent.

On January 16, 2013, Judge McMahon entered an order dismissing the ‘691 patent from the case and maintaining the stay as to the ‘636 patent.  She placed the case on suspension and denied Time Warner’s pending motions without prejudice.  The AOL defendants and Augme have entered into settlement negotiations.

Augme Technologies, Inc. v. Gannett Co., Inc., LucidMedia Networks, Inc. and AOL, Inc., Civil Action No. 1:11-cv-05193-CM (previously Augme Technologies, Inc. v. Gannett Co., Inc., LucidMedia Networks, Inc. and AOL, Inc., Civil Action No. 3:11-cv-00282-HEH (E.D.Va.)), a patent infringement lawsuit filed in the U.S. District Court for the Eastern District of Virginia on April 29, 2011, subsequently transferred to the U.S. District Court for the Southern District of New York.  This case involves Augme’s claims of infringement of U.S. Patent Nos. 7,783,721 (the “’721 patent”) and 7,831,690 (the “’690 patent”).

On June 24, 2011, LucidMedia Networks, Inc. filed a counterclaim against Augme in the U.S. District Court for the Eastern District of Virginia.

On April 26, 2012, Augme announced a final settlement agreement was reached with LucidMedia. LucidMedia’s counterclaims against Augme, pending in the Eastern District of Virginia, were dismissed pursuant to the settlement as well as Augme’s claims against LucidMedia pending in the Southern District of New York. The case is still pending with respect to the remaining defendants, and the parties have been engaged in the early stages of discovery. The parties’ Opening Claim Construction briefs were submitted on June 22, 2012, and the Court issued its ruling on the disputed claim terms on August 28, 2012.  The Court required supplemental Markman briefing on one disputed claim term to be submitted by October 5, 2012.  The parties are awaiting the Court’s decision on the construction of the remaining claim term, at which point discovery will resume.  AOL and Augme have entered into settlement negotiations.

Augme Technologies, Inc. v. Yahoo! Inc., Civil Action No. 3:09-cv-05386-JCS, a patent infringement lawsuit pending in the U.S. District Court for the Northern District of California since November 16, 2009.  On December 21, 2010, Yahoo! filed a first amended answer to Augme’s complaint, in which Yahoo! asserted its own counterclaim against Augme alleging infringement of, inter alia, U.S. Patent Nos. 7,640,320 and 7,512,622.  On August 21, 2012, the parties stipulated to dismissal of Yahoo’s claim for infringement of the ‘622 patent with prejudice.

With respect to Augme’s claims of patent infringement, on June 11, 2012, Yahoo! renewed its Motion for Summary Judgment of non-infringement. The Court heard argument on the summary judgment issues on July 20, 2012.  On August 8, 2012, the Court granted Yahoo!’s Motion for Summary Judgment of non-infringement, dismissing Augme’s patent claims against Yahoo! and declining to address Augme’s previously filed Motion for Partial Summary Judgment of validity.  Based on the Court’s summary judgment order, Augme moved for Entry of Judgment under Rule 54(b).  Yahoo! opposed Augme’s motion in light of the pending counterclaim for infringement of the ‘320 patent.  Nonetheless, Augme’s motion was granted by the Court on October 29, 2012, and final judgment was entered shortly thereafter on November 15, 2012.  On December 12, 2012, Augme filed a Notice of Appeal as to the judgment as to the Augme patent.  The appeal was docketed by the Federal Circuit on December 19, 2012.

With respect to Yahoo!’s counterclaim regarding infringement of the ‘320 patent, the parties agreed to and filed a stipulation of infringement of this patent on December 13, 2012, under the Court’s claim construction ruling of January 3, 2012.  The parties also stipulated to entry of judgment under Rule 54(b) and 28 U.S.C. § 1292(c)(2), which permits the entry of judgment in patent cases “which … [are] final except for an accounting.”  The parties also requested that the Court stay the remainder of the case pending Augme’s appeal to the Federal Circuit Court of Appeals.  The Court signed such an order on December 13, 2012, and entered it the next day.  Augme filed with the district court a Notice of Appeal to the Federal Circuit Court of Appeals as to Yahoo!’s ‘320 patent judgment on January 11, 2013.  Both appeals remain pending before the Federal Circuit.

Augme Technologies, Inc. v. Pandora, Inc., Civil Action No. 1:11-cv-00379, a patent infringement lawsuit pending in the U.S. District Court for the District of Delaware as of April 29, 2011. A Markman hearing was held on February 27, 2012. The Court issued its claim construction order on December 5, 2012.  Fact discovery has concluded, and initial expert reports are due on February 18, 2013.

Augme Technologies, Inc. v. Velti, USA, Civil Action No. 1:12-cv-00294, a patent infringement lawsuit pending in the U.S. District Court for the District of Delaware as of March 9, 2012.  Velti USA, Inc. is a global provider of mobile marketing and advertising technology and solutions. Augme is asserting three causes of action involving alleged patent infringement related to Augme-owned United States Patent No. 7,783,721 (“Method and Code Module for Adding Function to a Web Page”), United States Patent No. 7,269,636 (“Method and Code Module For Adding Function to a Web Page”) and United States Patent No. 6,594,691 (“Method and System for Adding Function to a Web Page”).

On May 4, 2012, Velti filed a Motion to Dismiss For Failure to State a Claim Under Federal Rule of Civil Procedure 12(b)(6), but withdrew its Motion once Augme filed its First Amended Complaint. Velti then filed its Answer to the Amended Complaint on June 4, 2012.  After a Rule 16 scheduling teleconference was conducted with the Court on September 19, 2012, the Court entered a Scheduling Order which set the case for a seven day jury trial beginning on June 16, 2014.  After an Alternative Dispute Resolution conference held before Magistrate Judge Sherry R. Fallon held January 7, 2013, a mediation was scheduled for February 1, 2013.

Velti Ltd v. Augme Technologies, Inc., Civil Action No. C-13-0258.  On January 17, 2013, Velti Ltd. Filed a patent infringement suit against Augme in the U.S. District Court for the Northern District of California.  Velti’s complaint alleges infringement of U.S. Patent Nos. 8,099,316; 8,099,317; 8,160,916 and 8,239,242, all of which were issued in 2012.  Augme’s response to the Complaint is currently due on February 11, 2013.

Augme Technologies, Inc. v. Millennial Media, Inc., Civil Action No. 1:12-cv-00424, a patent infringement lawsuit pending in the U.S. District Court for the District of Delaware as of April 5, 2012. Augme filed a case against Millennial Media, Inc., asserting three causes of action involving alleged patent infringement related to Augme-owned United States Patent No. 7,783,721 (“Method and Code Module for Adding Function to a Web Page”), United States Patent No. 7,269,636 (“Method and Code Module For Adding Function to a Web Page”) and United States Patent No. 6,594,691 (“Method and System for Adding Function to a Web Page”).

On May 30, 2012, Millennial Media filed a Motion to Dismiss For Failure to State a Claim Under Federal Rule of Civil Procedure 12(b)(6). Augme filed an amended complaint and an answer brief on June 18, 2012, and Millennial Media withdrew its Motion to Dismiss on June 28, 2012.  A Scheduling Order was entered on September 28, 2012.  The case has been set for a seven day jury trial beginning on September 15, 2014.  In the meantime, the case has been referred to Magistrate Judge Sherry R. Fallon for the purpose of exploring Alternative Dispute Resolution.

The Reexamination of the ‘636 Patent.  In connection with Yahoo!’s defense of Augme’s claims in the counterclaim asserted in Augme Technologies, Inc. v. Yahoo! Inc., on August 31, 2011, Yahoo! filed a Request for Inter Partes Reexamination of Augme’s U.S. Patent No. 7,269,636 (Reexamination Control No. 95/001,734).  The United States Patent and Trademark Office granted Yahoo!’s request in a Reexamination Grant Order mailed on November 30, 2011.  On August 14, 2012, the Examiner responsible for this reexamination proceeding issued a non-final Action Closing Prosecution, in which he rejected claims 1-4, 9, 14, 20, 21 and 25.  The other claims of the ‘636 patent are not subject to reexamination.  On September 14, 2012, Augme filed a Response to the Action Closing Prosecution, responding to the grounds for rejection presented by the Examiner.  On October 15, 2012, Yahoo! submitted its comments to Augme’s September 14 Response to the Action Closing Prosecution.  Currently, this matter remains pending.

The Reexamination of the ‘320 Patent. In connection with Augme’s defense against Yahoo!’s counterclaim in Augme Technologies, Inc. v. Yahoo! Inc., on October 26, 2011, Augme filed a Request for Inter Partes Reexamination of Yahoo!’s U.S. Patent No. 7,640,320 (Reexamination Control No. 95/001,794).  The United States Patent and Trademark Office issued an Order Granting Augme’s Request for Inter Partes Reexamination on December 20, 2011.  On the same day, the Examiner issued an Office Action rejecting claims 1-4 and 6-10 of the ‘320 patent.  On February 21, 2012, Yahoo! filed a Response to the December 20 Office Action, and on March 22, 2012, Augme submitted its comments in light of the December 20 Office Action and Yahoo!’s February 21 Response.  Shortly thereafter, on April 19, 2012, the Examiner issued an Action Closing Prosecution confirming claims 3 and 9, and rejecting claims 1,2,4, 6-8 and 10.  Yahoo! filed comments in response on May 21, 2012, and Augme did the same on June 20, 2012.  The Examiner then issued a Right of Appeal Notice (“RAN”) on July 31, 2012, withdrawing the previous rejections and confirming claims 1-4 and 6-10.  Augme appealed this decision to the Board of Appeals on August 31, 2012 and filed its brief on October 31, 2012.  Yahoo! filed its rebuttal brief on November 30, 2012.  Currently, this matter remains pending.

Brandofino Communications vs. Augme Technologies, Inc.  On September 27, 2011, Brandofino Communications, Inc. (“Brandofino”) filed suit against Augme and New Aug LLC in the Supreme Court of the State of New York, New York County.  The complaint alleges, inter alia, breach of contract and unjust enrichment claims arising from work Brandofino allegedly performed for Augme pursuant to a marketing agreement entered into by Brandofino and Augme.  Augme has served its Answer and set forth counterclaims for breach of contract, unfair competition, tortious interference with business relations, and violations of New York General Business Law Section 349 (relating to violations of Augme’s intellectual property rights).  The Company intends to vigorously defend against Brandofino’s claim and pursue its counterclaims.

Revenues for Fiscal Quarter ended November 30, 2012

Revenues for the three month period ended November 30, 2012 were $7,433,051.

Recent Developments

On November 16, 2012, we and our wholly-owned subsidiaries entered into an agreement with Mr. Robert F. Hussey, who has been acting as interim Chief Executive Officer since September 17, 2012.  Pursuant to the agreement, which is effective as of September 17, 2012, Mr. Hussey was appointed as our Chief Executive Officer.  The term of the agreement will expire on September 16, 2013.  Thereafter, we may extend the term of the agreement for one or more additional twelve-month periods.

Since the end of the last fiscal year, we have experienced significant changes in our capital stock outstanding, stockholders’ equity and net assets.  During the quarters ended August 31, 2012 and November 30, 2012, the number of shares of our common stock outstanding was increased, respectively, by 5,500,036 shares as a result of the payment of the earn out due to the former stockholders of Hipcricket, Inc. and by 3,707,513 shares as a result of the payment of the earn out due to employees of Hipcricket, Inc., both pursuant to the Amended and Restated Asset Purchase Agreement dated August 25, 2011, and by 8,500,000 shares as a result of our stock offering on October 3, 2012.

Cash has been used to fund our recurring operating losses and capitalized patent litigation costs, resulting in aggregate cash used in operating and investing activities of $12.2 million during the six months ended August 31, 2012 and $17.3 million during the nine months ended November 30, 2012.  On October 3, 2012 we closed an offering of common stock together with warrants.  We sold 8,500,000 shares of common stock together with warrants for the purchase of 2,125,000 shares of common stock at a price per share to the public of $0.80, resulting in net proceeds of $6.2 million.  The warrants have a term of five years and an exercise price of $0.96 per share. On November 30, 2012, our cash and cash equivalents were $1,763,533.   Because of our significant accumulated deficit, stockholders’ equity has been declining quarter over quarter.

In connection with his new role as Chief Executive Officer, Mr. Hussey is leading our management team in implementing a restructuring plan.  The restructuring plan includes driving revenue, implementing severe cost cutting measures, entering into strategic partnerships with regards to our IP portfolio, continuing to pursue licensing opportunities and continuing to expand Hipcricket’s corporate brand potential.  Full implementation of the restructuring plan is expected to take three to six months.  We believe that the restructuring plan will improve cash flow by approximately $6.0 million on an annual basis.  Cash used to pay for costs associated with one-time employee contract terminations and benefits during the third quarter ended November 30, 2012 was $0.4 million.  We expect to use additional cash during the fourth quarter of fiscal 2013 for similar restructuring expenses.

Company Information

Our principal executive offices are located at 350 7th Avenue, 2nd Floor, New York, New York 10001. Our telephone number is (855) 423-5433.  Our Internet address is www.augme.com .  Information on or accessible through our website does not constitute part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement.

The Offering

Securities offered by us pursuant to this prospectus supplement	13,469,661 shares of our common stock, together with warrants for the purchase of 6,734,831 shares of our common stock.

Common stock to be outstanding immediately after the offering	129,524,226 shares

Offering Price	$0.49 per share of common stock and corresponding warrant to purchase one-half share of common stock.

Description of the Warrants
The warrants are exercisable at an exercise price of $0.66 per share (135% of the aggregate offering price for a share of common stock and corresponding warrant) for a period of five years beginning on the closing date of this offering.  The warrants allow for cashless exercise in the event a registration statement permitting the holder to sell the shares of common stock subject to the warrant is not then effective or the prospectus forming a part thereof is not then available to the holder.  Subject to compliance with any applicable securities laws, any portion of a warrant will be transferable upon surrender of the warrant.  Holders of warrants issued in this offering will not be permitted to exercise those warrants for an amount of common stock that would result in the holder owning more than 4.99% of our common stock issued and outstanding after the exercise.  The warrants include weighted average anti-dilution protection.

Use of proceeds
We intend to use the net proceeds from this offering for organic expansion in existing and new markets, for general corporate purposes and we may use a portion of the proceeds for the repayment of $250,000 in debt.  See “Use of Proceeds” on page S-15 of this prospectus supplement.

Market and Trading Symbol	AUGT

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-12 of this prospectus supplement and page 8 of the accompanying prospectus.

The number of shares of common stock to be outstanding immediately after this offering as shown above is based on 116,054,565 shares of common stock outstanding as of November 30, 2012.  The number of outstanding shares excludes, as of November 30, 2012:

•
18,466,792 shares of common stock reserved for issuance upon the exercise of outstanding stock options granted pursuant to various employee incentive plans, including our 2010 Incentive Stock Option Plan and to consultants and vendors for services provided at exercises prices ranging from $0.25 to $4.10;

•	12,975,140 shares of common stock reserved for issuance pursuant to our warrant purchase agreements, which have not yet been issued; and

•	6,734,831 shares of common stock issuable upon the exercise of the warrants to be sold in this offering.

SUMMARY FINANCIAL DATA

You should read the historical selected financial data along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the reports cited below.  Our historical results are not necessarily indicative of the results that may be expected for any future period.

In the table below, we provide you with historical selected financial data for the three years ended February 28, 2010 and 2011 and February 29, 2012, derived from our audited consolidated financial statements previously filed in our Annual Reports on Form 10-K.  We also provide the financial data for, and as of the end of, the third fiscal quarters of 2012 and 2011, derived from our unaudited consolidated financial statements filed in our Quarterly Reports on Form 10-Q for the periods ended November 30, 2012 and November 30, 2011.

	Years Ended February 28 (29),			Nine Months Ended November 30,
	2010	2011	2012	2011	2012

Revenue	$339,901	$2,821,213	$11,950,370	$6,917,448	$18,700,622
Cost of Revenue	492,838	1,251,318	4,150,807	2,175,937	7,464,449
Operating Expenses
Selling, General and Administrative	5,580,743	13,028,497	33,355,790	20,381,867	17,256,486
Technology and Development	--	--	--	3,023,023	5,937,333
Depreciation and Amortization	841,280	1,019,600	4,328,247	1,789,776	4,681,129
Impairment of long-lived identified intangibles and decline in fair value of long-term investment	--	--	--	--	5,849,160
Total Operating Expenses	6,422,023	14,048,097	37,684,037	25,194,666	38,227,857
Loss from Operations	(6,574,960)	(12,478,202)	(29,884,474)	(20,453,155)	(26,991,684)
Other Income (Expenses)
Interest Income (Expense), Net	(1,343)	(276)	20,950	21,623	(36,987)
Loss on Derivatives	(335,820)	—	—
Acquisition related Contingent Consideration	—	—	(2,716,500)	(966,750)	12,199,730
Loss from Continuing Operations	(6,912,123)	(12,478,478)	(32,580,024)	(21,398,282)	(14,828,941)
Discontinued Operations
Income (Loss) from Discontinued Operations	(588,214)	—	—	—	—
Loss on Sale of Discontinued Operations	(878,162)	—	—	—	—
Income (Loss) from Discontinued Operations	(1,466,376)	—	—	—	—
Net Loss	$(8,378,499)	$(12,478,478)	$(32,580,024)	$(21,398,282)	$(14,828,941)
Basic and Diluted Net Loss per Share
Loss from Continuing Operations	$(0.14)	$(0.21)	$(0.41)	$(0.30)	$(0.15)
Net Loss per Share	$(0.16)	$(0.21)	$(0.41)	$(0.30)	$(0.15)

	Years Ended February 28 (29),			Nine Months Ended November 30,
	2010	2011	2012	2011	2012
Consolidated Balance Sheet Data

Cash and Cash Equivalents	$1,617,573	$11,182,356	$11,428,825	$16,947,363	$1,763,533
Working Capital (Deficit)	348,331	11,409,567	(15,612,808)	(8,031,479)	2,890,978
Total Assets	19,853,749	32,030,876	100,592,076	108,141,879	90,274,094
Deferred Revenue	234,036	1,190,151	1,050,369	1,037,760	1,181,556
Total Liabilities	1,475,813	1,930,280	31,377,176	29,462,242	9,097,712
Accumulated Deficit	(27,474,568)	(39,953,047)	(72,533,071)	(61,351,329)	(87,362,012)
Total Stockholders’ Equity	$18,377,936	$30,100,596	$69,214,900	$78,679,637	$81,176,382

RISK FACTORS

An investment in our securities involves a high degree of risk and uncertainty. You should consider the “Risk Factors” included in the accompanying prospectus, as well as the other information contained in this prospectus supplement and in documents that are incorporated by reference into this prospectus supplement, including thediscussions under “Item 1A. Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended February 29, 2012, which is incorporated by reference into this prospectus supplement.  If any of these risks were to occur, our business, financial condition, cash flow or prospects and results of operations could be severely harmed. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risks Related to Our Business

If our legal actions against third parties for alleged infringement of our intellectual property rights are not resolved in our favor, our business and prospects may be impaired.

We believe that some of our competitors have inappropriately incorporated our proprietary technology into their products.  We are engaged in a number of legal actions against third parties for alleged infringement of our intellectual property rights but we cannot guarantee the outcome of these actions.  We will incur significant costs in this litigation and there can be no assurance that we will prevail or that any damages we receive will cover our costs. Furthermore, the litigation may divert our technical and management personnel from their normal responsibilities. The occurrence of any of the foregoing could adversely affect our ability to pursue our business plan.  In addition, if the court determines that the patents in question are not as broad as currently believed, or otherwise issues rulings that limit the protection provided by such patents, we may suffer adverse effects from the loss of competitive advantage and our ability to offer unique products and technologies based on such patents.  As a result, there could be an adverse impact on our financial condition and business prospects.

Risks Relating to Ownership of Our Securities

Owning our securities involves risk. Please see the heading “Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended February 29, 2012, which is incorporated by reference into this Prospectus Supplement.  In addition to those risks, the following are risks involved in owning our securities.

Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock.  Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock together with warrants for the purchase of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer immediate dilution in the net tangible book value of the common stock you purchase in this offering.  After giving effect to the sale of 13,469,661 shares of our common stock together with warrants in this offering at the public offering price of $0.49 per share, and after deducting the placement agent fees and estimated offering expenses payable by us, you will experience immediate dilution of $0.53 per share, representing the difference between our as adjusted net tangible book value per share as of November 30, 2012 after giving effect to this offering and the public offering price.  See the section entitled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock.  We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.  The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

There is currently no established trading market for the warrants and we do not expect that one will develop.

The warrants to be sold in this offering will not be quoted on the OTC Bulletin Board or any other securities quotation service or exchange and there is currently no established trading market for the warrants.  We do not intend to make a market in the warrants and do not expect that one will develop.  Therefore, you may have to hold the warrants you purchase in this offering until such time, if any, as you wish to exercise the warrants.

There must be a current prospectus and state registration in order for you to exercise the warrants.

Purchasers of the common stock and warrants in this offering will be able to exercise the warrants only if a current prospectus relating to the common stock underlying the warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside.  Although we will attempt to maintain the effectiveness of a current prospectus covering the common stock underlying the warrants, there can be no assurance that we will be able to do so.  We will be unable to issue common stock to those persons desiring to exercise their warrants if a current prospectus covering the common stock issuable upon the exercise of the warrants is not kept effective or if such shares are neither qualified nor exempt from qualification in the states in which the holders of the warrants reside.

By letter dated August 8, 2012, the staff of the Securities and Exchange Commission (the “Commission”) requested that we voluntarily provide additional substantiation for statements made by us between October 2010 and April 2011 in certain press releases, investor presentations and filings with the Commission.

By letter dated August 8, 2012, the staff of the Commission (the “Staff”) requested that we provide additional substantiation for statements made by us between October 2010 and April 2011 in certain press releases, investor presentations and filings with the Commission.  The Staff had made a previous inquiry, in response to which we voluntarily provided documentation.  We are currently working on providing a further voluntary response to the Staff.  We cannot predict the outcome of this matter.  If the Staff is not satisfied with our responses, the Staff could recommend that the Commission bring a civil action against us for alleged violations of federal securities laws.  Any civil action or any negotiated resolution, which may involve, among other things, monetary relief, could have a material adverse effect on our business, results of operations and financial condition.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “AUGT”.  The following table sets forth the quarterly high and low reported bid prices for our common stock during the quarters indicated below.  The bid information was obtained from the Over-the-Counter Bulletin Board and reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	Period	High	Low

Year Ended February 28, 2013	Fourth quarter ended February 28, 2013 (through January 17, 2013)	$0.85	$0.50
	Third quarter ended November 30, 2012	$0.67	$0.48
	Second quarter ended August 31, 2012	$2.36	$1.20
	First quarter ended May 31, 2012	$2.49	$1.80

Year Ended February 29, 2012	Fourth quarter ended February 29, 2012	$2.28	$1.10
	Third quarter ended November 30, 2011	$3.65	$1.45
	Second quarter ended August 31, 2011	$4.30	$2.15
	First quarter ended May 31, 2011	$4.66	$2.30

Year Ended February 28, 2011	Fourth quarter ended February 28, 2011	$4.48	$2.40
	Third quarter ended November 30, 2010	$3.25	$1.17
	Second quarter ended August 31, 2010	$1.42	$0.81
	First quarter ended May 31, 2010	$1.65	$0.76

DETERMINATION OF OFFERING PRICE

        Our common stock is currently quoted on the Over-the-Counter Bulletin Board.  Our placement agent, however, is not obligated to make a market in our securities, and even if the placement agent chooses to make a market, it can discontinue at any time without notice. Neither we nor the placement agent can provide any assurance that an active and liquid trading market in our securities will develop further or, if developed further, that the market will continue.

The public offering price of the securities offered by this prospectus supplement has been determined by negotiation between us and the placement agent.  Among the factors considered in determining the public offering price of the securities were:

•	our history and our prospects;

•	the industry in which we operate;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus supplement should not be considered an indication of the actual value of the securities being sold.  That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the securities can be resold at or above the public offering price.

USE OF PROCEEDS

We currently intend to use the net proceeds from this offering for organic expansion in existing and new markets and for general corporate purposes, including working capital and, depending on the amount of gross proceeds we raise in this offering, to pay in full or in part a promissory note in the amount of $250,000.  In September 2012 we borrowed a total of $250,000 from one lender.  The loan was used for working capital.  The loan bears interest at the rate of 12% per year and is due to be paid on the earlier of the first anniversary of the loan, the closing of an offering of our securities through which we raise gross proceeds of not less than $10 million, an event of default as defined in the promissory note, or upon a change of control as defined in the promissory note.  The actual amount of net proceeds we spend on a particular use will depend on many factors, including our future capital expenditures, the amount of cash required by our operations and our future revenue growth, if any.  We have not determined the amount of net proceeds to be used specifically for the foregoing purposes.  As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities.  Pending use of the net proceeds, we intend to invest the proceeds in short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION

The following table sets forth our capitalization as of November 30, 2012 on an actual basis and on an as-adjusted basis after giving effect to the completion of this offering with a sale by us of 13,469,661 shares of common stock together with warrants and net proceeds of $66,017,379.

This table should be read in conjunction with our audited and unaudited financial statements.

	November 30, 2012
	As Reported	As Adjusted
	(unaudited)	(unaudited)

Cash and cash equivalents	$1,763,533	7,780,912

Common stock, par value $0.0001, 250,000,000 shares authorized; 116,054,565 and 129,524,226 shares issued and outstanding	11,605	12,952

Additional paid-in capital	168,526,789	174,542,821

Total stockholders’ equity	81,176,382	87,193,761

Total capitalization	$90,274,094	96,291,473

DILUTION

The net tangible book value of our common stock on November 30, 2012 was approximately $(297,465), or approximately $0.00 per share, based on 116,054,565 shares of our common stock outstanding as of November 30, 2012.  Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding.  Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock and warrants in this offering and the net tangible book value per share of our common stock immediately afterwards.

       After giving effect to the sale of 13,469,661 shares of our common stock together with warrants for the purchase of 6,734,831 shares of our common stock in this offering at the public offering price of $0.49 per share and corresponding warrant, and after deducting the placement agent fees and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of November 30, 2012 would have been approximately $5,719,914, or $0.04 per share.  This represents an immediate increase in net tangible book value of $0.04 per share to existing stockholders and immediate dilution in net tangible book value of $0.53 per share to new investors purchasing our securities in this offering at the public offering price.

       The following table illustrates this per share dilution:

Public offering price per share		$0.49
Net tangible book value per share as of November 30, 2012	$0.00
Increase in net tangible book value per share attributable to this offering	$0.04
Pro forma net tangible book value per share as of November 30, 2012, after giving effect to this offering		$0.04
Dilution per share to new investors in this offering		$0.53

The number of shares of common stock to be outstanding immediately after this offering is based on 116,054,565 shares of common stock outstanding as of November 30, 2012.  The number of outstanding shares excludes as of November 30, 2012:

•
18,466,792 shares of common stock reserved for issuance upon the exercise of outstanding stock options granted pursuant to various employee incentive plans, including our 2010 Incentive Stock Option Plan and to consultants and vendors for services provided at exercises prices ranging from $0.25 to $4.10;

•	12,975,140 shares of common stock reserved for issuance pursuant to our warrant purchase agreements, which have not yet been issued; and

•	6,734,831 shares of common stock issuable upon the exercise of the warrants to be sold in this offering.

To the extent that outstanding options or warrants are exercised, investors purchasing our securities in this offering will experience further dilution.  In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.  To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF THE WARRANTS

       We are offering 13,469,661 shares of our common stock, par value $0.0001 per share, together with warrants to purchase 6,734,831 shares of common stock in this offering.  Each share of common stock sold in this offering will be sold with a warrant to purchase one-half share of common stock at an exercise price of $0.66 per share.  The warrants are exercisable for a period of five years beginning on the closing date of this offering.  The warrants allow for cashless exercise in the event a registration statement permitting the holder to sell the shares of common stock subject to the warrant is not then effective or the prospectus forming a part thereof is not then available to the holder.

Subject to compliance with any applicable securities laws, any portion of a warrant may be transferred by the warrant holder upon surrender of the warrant.

The warrants will not be quoted on the OTC Bulletin Board or any securities exchange and there is currently no established trading market for the warrants.  We do not intend to make a market in the warrants and do not expect that one will develop.  Therefore, the warrant holders may have to hold the warrants they purchase in this offering, until such time, if any, as they wish to exercise them.  The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock.  After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held on record on all matters to be voted on by stockholders.

Pursuant to the terms of the warrants, warrant holders are not permitted to exercise the warrants for an amount of common stock that would result in a holder owning more than 4.99% of our common stock issued and outstanding after the exercise.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of our recapitalization, reorganization, merger or consolidation.  Subject to certain exceptions included in the warrant agreement, if at any time while a warrant is outstanding we issue or enter into any agreement or understanding to issue shares of our common stock or securities or rights convertible or exchangeable into shares of our common stock (“Common Stock Equivalents”) entitling any person to acquire shares of common stock at a price per share less than $0.49, then the per share exercise price shall be reduced based on a weighted average formula.

We will attempt to maintain the effectiveness of a current prospectus covering the common stock issuable upon exercise of the warrants until the expiration of the warrants.  However, we cannot assure you that we will be able to do so.  If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value.

PLAN OF DISTRIBUTION

Pursuant to an engagement agreement dated December 19, 2012, we have engaged Roth Capital Partners, LLC to act as our exclusive placement agent in connection with an offering of our shares of common stock and warrants pursuant to this prospectus supplement and accompanying prospectus.  Under the terms of the placement agency agreement, the placement agent has agreed to be our exclusive placement agent, on a best efforts basis, in connection with the issuance and sale by us of our shares of common stock and warrants in a proposed takedown from our shelf registration statement.  The terms of any such offering will be subject to market conditions and negotiations between us, the placement agent and prospective purchasers.  The placement agency agreement provides that the obligations of the placement agent is subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us and our counsel.  The placement agency agreement does not give rise to any commitment by the placement agent to purchase any of our shares of common stock and warrants and the placement agent will have no authority to bind us by virtue of the placement agency agreement.  Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering.

We will enter into subscription agreements directly with investors in connection with this offering, and we will only sell to investors who have entered into subscription agreements.

We will deliver the shares of common stock being issued to the purchasers electronically upon receipt of purchaser funds for the purchase of the shares of our common stock and warrants offered pursuant to this prospectus supplement.  The warrants will be issued in registered physical form.  We expect to deliver the shares of our common stock being offered pursuant to this prospectus supplement on or about February 4, 2013.

We have agreed to pay the placement agent a total fee equal to 7% of the gross proceeds of this offering.  In compliance with the guidelines of FINRA, the maximum consideration or discount to be received by the placement agent or any other FINRA member may not exceed 8% of the gross proceeds to us in this offering or any other offering in the United States pursuant to the prospectus.

We have agreed to indemnify the placement agent and specified other persons against some civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

The placement agency agreement with Roth Capital Partners, LLC was included as an exhibit to a Current Report on Form 8-K filed with the SEC on January 30, 2013 and is incorporated by reference into the registration statement of which this prospectus supplement forms a part.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the units sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act.  These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the placement agent acting as principal.  Under these rules and regulations, the placement agent:

•	may not engage in any stabilization activity in connection with our securities; and

•
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon by our counsel, Richardson & Patel LLP, Los Angeles, California.  The placement agent has been represented in connection with this offering by Pryor Cashman LLP, New York, New York.

EXPERTS

Moss Adams LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 29, 2012, as set forth in their report, which is incorporated by reference in this prospectus.  Our financial statements are incorporated by reference in reliance on the report of Moss Adams LLP, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and special reports and other information with the Securities and Exchange Commission.  You may read and copy any reports, proxy statements and other information we file at the Security and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.  You may also access certain filed documents at the SEC’s web site at www.sec.gov.  You may also access our website at www.augme.com.  The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus supplement or the accompanying prospectus or into such documents).  Such requests may be directed to Augme Technologies, Inc., 350 Seventh Avenue, 2nd Floor, New York, New York, 10001, Attn: Director of Compliance, (855) 423-5433.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement until the termination of the offering of the securities covered by this prospectus supplement (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended February 29, 2012, which was filed with the SEC on May 8, 2012;

•
our Quarterly Reports on Form 10-Q for the quarters ended May 31, 2012, August 31, 2012 and November 30, 2012, which were filed with the SEC on July 10, 2012, October 10, 2012 and January 9, 2013, respectively;

•
our Current Reports on Form 8-K which were filed with the SEC on April 26, 2012, May 29, 2012, June 15, 2012, June 21, 2012, July 10, 2012, August 2, 2012, August 30, 2012, September 13, 2012, September 18, 2012, September 21, 2012, September 24, 2012, September 27, 2012 (as amended on September 28, 2012), September 28, 2012, October 3, 2012, October 18, 2012, October 22, 2012, November 8, 2012 (as amended on December 10, 2012), November 16, 2012, January 24, 2013 and January 30, 2013; and

•	all filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before termination of this offering.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

In accordance with Rule 412 under the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Prospectus

Common Stock
Preferred Stock
Warrants to Purchase Common Stock

We may offer and sell the securities listed above from time to time in one or more offerings.  This prospectus provides you with a general description of our common stock and warrants to purchase our common stock.

Each time we sell our securities we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities.  The supplement may also add, update or change information contained in this prospectus.  You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our securities.

The securities may be offered directly by us, through agents designated from time to time by us or to or through underwriters or dealers.  If any agents, dealers or underwriters are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.  We provide more information about how we may sell our securities in the section titled “Plan of Distribution” on page 11.  No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is traded on the OTC Bulletin Board under the symbol “AUGT.”  On June 27, 2011, the price per share of our common stock was $2.90.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING AT PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus to make your investment decision.  We have not authorized anyone to provide you with different information.  This prospectus may be used only where it is legal to sell these securities.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus.  We encourage you to read the entire prospectus carefully.

The date of this prospectus is July 13, 2011

Table of Contents

Summary of our Business	2
Risk Factors	8
Forward-Looking Statements	8
Use of Proceeds	9
Dilution	9
Description of Securities to be Registered	9
Plan of Distribution	11
Legal Matters	12
Experts	12
Where You Can Find More Information	12
Incorporation of Certain Information by Reference	13

SUMMARY OF OUR BUSINESS

This summary highlights material information contained elsewhere in this prospectus or in documents incorporated herein by reference.  You should read the entire prospectus carefully, including the section entitled “Risk Factors,” before making an investment decision.  Unless the context indicates otherwise, references in this prospectus to “we,” “us,” “our,” “Augme” and “the Company” refer to Augme Technologies, Inc.

Our Business

Overview

We are a leader in mobile marketing technology and services that enable brands, advertising agencies, and media companies to seamlessly integrate promotions, video and other digital content through the Internet and mobile devices.  Our platform allows our customers to use mobile media to quickly create, deploy and measure rich-media, interactive marketing campaigns across all networks and devices.  Campaigns built on our software platform provides optimized marketing messages to the consumer by delivering personalized brand experience to customers where they work, play and live.

Augme’s AD LIFE™ platform provides the foundation to deliver all functions of mobile execution; while interconnecting with core enterprise systems for delivering content, managing consumer and shopper communications, delivering mobile advertising, marketing and commerce tactics. AD LIFE™ is core to measuring and refining what will quickly become millions of data points across multiple channels. AD LIFE™ is founded on an Application Programming Interface, (“API”) first architecture and designed to be a part of the digital infrastructure within any enterprise.  AD LIFE™ is powerful.  It is the key to delivering successful consumer experiences on a mobile device, but more importantly, a central mechanism to aggregate and understand consumer behaviors across many touch points with the purpose of customizing contextual consumer and shopper experiences. AD LIFE™ powers a future in which a consumer who interacts with their mobile device is immediately identified, segmented and delivered content that is personalized. While companies must set near term goals for mobile, we believe the choice of technology must be thought with the future in mind. Faster than most perceive, mobile technologies will evolve and companies must evolve as quickly without the cost of rebuilding. While a 2D code is the present, image recognition and augmented reality are not far away. Today coupon redemption is reliant on loyalty card triggers, inadequate scanning and printing at retail locations; not far away Near Field Communications, (“NFC”) will dominate the way your consumers transact with their device for coupons and payments. AD LIFE™ is built for scale and will guide for enterprise through the changing landscape and is expected to ensure relevancy in the mobile market.

AD LIFE™ Mobile Marketing Platform Features Include:

•	Appliance SaaS and Managed Service Models
•	API Architected
•	Patented Device Detection & Content Rendering
•	mConsumer & mHealth Solutions
•	Mobile Web
•	Mobile Apps
•	Tracking & Analytics - Access to 120 Million Consumer Records
•	Mobile Social Media Integration
•	National Mobile Couponing/Co-Pay Solutions
•	Mobile Rebate Solutions
•	Location Aware Solution
•	Mobile Sweepstakes & Sampling
•	CRM Integration
•	Mobile Media Planning
•	HIPAA Compliant Mobile Health Solutions

We believe our integrated, easy-to-use, end-to-end platform is the most extensive mobile marketing and advertising campaign management platform in the industry. Our platform enables brands, advertising agencies and media companies to plan, execute, monitor and measure mobile marketing and advertising campaigns in real time throughout the campaign lifecycle. We generate revenue from our software as a service (“SaaS”) model, from licensing our software to customers and from providing managed services to customers.  We also generate revenue through fee and consulting arrangements for website mobilization and expect to generate revenue through licensing our technology to companies in the future.

We have invested a significant amount of resources in our intellectual property (“IP”) portfolio.  The Company owns four patents and currently has two additional patents pending with the United States Patent & Trademark Office (“USPTO”). The patents contain a broad range of claims covering the Company’s proprietary technologies and products. We have retained Goodwin Proctor, an internationally recognized law firm, and ipCapital the leading intellectual property (“IP”) strategy consulting firm, to support the strategic expansion and monetization of its IP portfolio.

We currently employ 55 people including an internal direct sales team of twelve full time employees. In addition, we also maintain an indirect sales network of approximately 500 people through channel partnerships with Graphic Packaging, News Corp’s News America Marketing, Inmar and a number of agencies such as Omnicom. We have an expanding marquee customer base including a growing list of approximately two dozen Fortune 500 and Global Fortune 500 companies in the Healthcare, Pharmaceutical and Consumer Package Goods industries, among others.  We were formerly known as Modavox, Inc. and changed our name to Augme Technologies, Inc. in February 2010. Augme Technologies was founded in 1999 and is based in New York, New York.

Our Solution

AD LIFE™ is our software platform that provides brands, advertising agencies and ERP companies the ability to create, deliver, manage and track interactive marketing campaigns targeting mobile consumers through traditional print advertising channels.  We believe our integrated, easy-to-use, end-to-end platform is the most extensive mobile marketing and advertising campaign management platform in the industry and enables brands, advertising agencies, and media companies to easily create, deliver, manage, and track mobile execution through a comprehensive web portal.

Our patents allow us to provide our clients a full suite of mobile marketing services, thus providing an end-to-end mobile campaign management software system.  Our AD LIFE™ platform delivers the following benefits to our customers:

•	Device recognition technology formats traditional digital assets into content that can be viewed on virtually any mobile device regardless of operating system or network provider;

•
Our open architecture offers the widest variety of Consumer Response Tags (“CRTs”) in the market today, including SMS, 2D codes, Logo, and Audio recognition, these CRTs allow consumers to use their mobile devices to easily and instantly access on-demand digital content;

•
Ability to measure campaign effectiveness using data analysis gathered and processed using proprietary techniques, these key metrics and results of client campaigns including demographic and behavioral data;

•	Ease of implementation and integration with brands’ existing ERP and CRM systems provides the ability to optimize campaigns and fulfillment;

•	Our software platform enables our customers to implement mobile campaigns in a short time frame, typically 10-20 days, and is significantly more cost effective than sourcing technology;

Our Strategy

Our strategy is to be the leading provider of mobile marketing.  The principal elements of our strategy are to:

•	Capitalize upon our existing patented technology to further develop new product innovations and licensing opportunities, fully leveraging the value of our technology and patent portfolio;

•	Invest in our platform to address changes in our end markets and technology;

•	Further penetrate brands within our existing customer base and add new strategic relationships with brands and advertising agencies;

•	Grow our revenue and focus on achieving profitability;

•	Continue to pursue strategic acquisitions that will increase our market share, technology leadership or our expanding geographic footprint;

•	Monetize the value of our intellectual property through patent enforcement, licensing and collaboration efforts.

Augme Technologies, Inc.  Intellectual Property Overview:

The Augme Technologies, Inc., (“Augme”) patented technology is believed to be foundational (October 1999 priority date) to targeted Internet functions, such as advertising, broadcasting and content delivery. The patents cover breakthrough technology invented early in the mass consumer Internet age, placing its invention ahead of the inception of growth companies being developed in the Internet and mobile marketing space. The patents teach of a code module system, designed to automatically assemble content delivery on backend server systems allowing Website publishers using the Augme method to target content to end-users’ preferences, networks, devices, and installed Internet capabilities from any Website destination.  The Patents remain open for additional divisional and continuation-in-part filings with three continuations in various stages of approval. Augme has filed another family of patent pending inventions in 2011 US patent application No. #61493223 “Method and System for Generation of Anonymous Profiles from a Tri-Level Mapping of Mobile Network Marketing Econometrics”.  The new Augme invention solves mobile marketing consumer privacy issues by protecting users’ identities and movements through a mobile network. The invention also allows for brand centric rich media and mobile marketing engagements to be tracked and presented in way that provides data in three layers of utility within the areas of retail, product and consumer engagement.

Further, patent acquisitions are being assessed by Augme management and a comprehensive portfolio growth strategy is being executed within the context of Augme’s overall intellectual property strategy.

Augme Patent Portfolio

Augme patent claims include indispensable distribution and delivery aspects of Behavioral Targeting advertisements and content delivery over the Internet and related networks and processor platforms. Behavioral Targeting, as performed today, is simply not possible without employing Augme IP.

Behavioral Targeting

Behavioral Targeting is a technique that utilizes software and hardware methods to serve advertisements to specific Internet viewers, segmenting the target audience based upon observed content and measured data. This is a data driven process and the quantity of data is important in obtaining accurate information about the viewer so that appropriate advertising can be delivered in real time.

Behavioral Targeting holds significant underlying value through many key benefits, including:

•	Advertising campaigns are more likely to favorably influence targeted audiences than the general public.
•	Publishers generate additional revenue from previously unsold advertising inventory.
•	The process of targeting provides companies with invaluable end-user and consumer data.
•	Online video advertising will be firmly established by 2012, creating a new supply of interactive targeted content.

Behavioral Targeting has the potential to become the most valuable and most often utilized form of advertising to all Internet-enabled devices. According to eMarketer, the Behavioral Targeting market in the US was approximately $775 million in 2008. It is projected to exceed $4 billion by 2012, at which time it will still only represent approximately 9% of the total online advertising market, leaving plenty of room for growth in the next decade.

Augme IP Users/Beneficiaries:

•	Content Publishers get targeted audiences, expanding the time spent on a given Publisher’s site.

•	Internet Service Providers (ISP’s) gain system efficiencies by delivering specific content/ads, reducing the bandwidth requirements when providing data to end users using a shotgun approach.

•	Advertisers receive higher conversion rates because of the targeted nature of their ads.

•	E-Commerce providers are able to deliver targeted product promotions, increasing their conversion metrics.

•	Internet Broadcasters are able to deliver targeted programming, which should increase the average viewing/listening time by end-users.

When applying the same Behavioral Targeting tactics to the explosive mobile market, these and other beneficiaries gain even greater value by expanding their reach to meet the rapidly growing demands of the Mobile Consumer.

The Augme patents are effectively the gate keeper for the delivery of Behavioral Targeted advertising and content distribution to any Internet-enabled device. Given the broad range of the patents and their foundational status to achieve Behavioral Targeting, the ‘Qualcom model’ of licensing — in conjunction with aggressive development and commercialization of marketing driven technologies that utilize the IP — present the optimal strategy for fully leveraging the value of this Patent Portfolio.

Device Detection and Content Rendering

Augme provides its clients with software that becomes embedded within the client’s existing website, such that when a mobile device attempts to access the site, the device is redirected to Augme’s AD LIFE™ platform.  AD LIFE™ utilizes its patented device detection software to seek out all of the currently connected device’s capabilities, including everything from how large the screen is all the way down to whether or not this device is capable of displaying PDF files.  Armed with this detailed information about device capabilities, AD LIFE™ then utilizes its patented content rendering engine to generate an experience, based on a template, that is custom tailored for the specific device and its capabilities.

Intellectual Property Summary

Augme’s patent portfolio described below is foundational to the methods utilized in two primary types of Mobile Internet operations providing:

1. Device detection and mobile content rendering
2. Customized content & mobile advertising delivery

Central to the growth being experienced and projected within Augme’s marketing technology businesses is the fact that the Internet enabled “Smartphone” has become a leading driver of growth in Internet traffic and utilization by consumers. Due to that explosive growth, publishers are refocusing to reach consumers through mobile websites and initiatives. One example of the effect of adding computers to cellular phones is the phenomenal growth of Apple’s mobile software applications market in addition to those “application” communities that have been cultivated by Google with its Android, Blackberry, and Microsoft as well as others. This market has been brought about by the presence of the foundational mobile broadband Internet infrastructure and mobile device advancements. In fact, the cellular phone has been augmented with mobile computers complete with processors, Internet browsers, operating systems and software applications. Augme’s products provide real time mobile customized content delivery, enabling richer and more functional content for end users. The additional claims of those patents issued in 2010 and the investment in our enforcement efforts during 2010 have set the stage for both our 2011 Enterprise Software as a Service (SaaS) licensing strategy and non-litigation license enforcement strategy.  The hyper-growth in the mobile marketing space, the rapid consumer adoption of “Smartphone,” continued focus on intellectual property expansion, and IP enforcement are 2011 initiatives already underway.

We believe that growth in the mobile Internet market space may enhance our patent enforcement initiative. The market space has contributed to the creation of an emerging group of companies that have developed revenue streams that are dependent on technology that we believe is infringing on Augme’s patents. Augme’s inventions have solved device, infrastructure and customized content distribution problems that have faced Internet publishers since 1999. Now in 2011, well within the coverage of the patent protection, the identical problems are repeating in the mobile Internet and we believe that Augme’s inventions again present the solution for mobile Internet publishers and service providers. We believe that the growing number of market entries by highly capitalized companies and the highly sought after massive consumer audience emerging on the mobile Internet makes it likely that infringement of our patents is occurring. Companies that implement and monetize their solutions may have developed revenue streams subject to licensing and infringement damages by Augme.

The establishment of “Smartphones,” tablets, and mobile devices as the leading growth driver of Internet utilization by consumers has given rise to mobile Internet web pages that we believe have embedded Augme’s patented system. Augme’s system is used to achieve compatible content delivery to a wide array of mobile devices over mobile Internet networks as well as consumer targeted content delivery. In order to accommodate the various screen sizes, operating systems and Internet connectivity levels of mobile users, we believe a solution for publishers is to use Augme’s invention by embedding a small universally compatible first code module into the mobile webpage. The subsequent method patented by Augme allows for a customized service response targeted to an individual mobile user device, mobile Internet network environment, and preferences. We believe that Augme’s system is the state-of-art solution for both the mobile and Internet publishers.

Augme’s solutions are supported by its intellectual property portfolio; the Company owns four patents and has additional patents pending with the United States Patent & Trademark Office (“USPTO”). The patents contain a broad range of claims covering the Company’s proprietary technologies and products. Augme also owns six trademarks protecting the names of its products and identity in the marketplace.

Augme owns the “Method and System for Adding Function to a Webpage” portfolio of patents.  The Augme patents teach technical methods/systems enabling the dynamic customization of Web pages based upon user (Web site visitor) information (such as browser type, geographic location, behavioral data, etc.).  US Patent No. 6,594,691 (the “‘691 Patent”) was issued on July 15, 2003, and is titled “Method and System for Adding Function to a Webpage.”  US. Patent No. 7,269,636 (the “‘636 Patent”) was issued on September 11, 2007, and is titled “Method and Code Module for Adding Function to a Webpage.” The ‘636 Patent is a continuation patent based on the ‘691 Patent and incorporates claims that reflect how concepts from the ‘691 Patent are implemented in state-of-the-art delivery infrastructure and delivery practices seen in the marketplace today. US Patent No. 7,783,721 entitled “Method and Code Module for Adding Function to a Webpage” was issued August 24, 2010. The software device that is patented enables Internet and mobile websites to be delivered with customized content that is tailored to any end-user’s network-enabled device.  The customization being performed by the software device is achieved by automatically gathering information about the user’s device, browser and other information provided from the content of the Web page containing the patented technology.

US Patent No. 7,831,690 (the “‘690 Patent”) entitled “Appliance Metaphor for adding Media Function to a Web Page” was issued November 9, 2010.  This technology enables content targeting by publishers of Internet and mobile web destinations and adds content customization capability to a web page that allows any device, network appliance, or browser to receive an optimized service response automatically with a service delivery of a consumer targeted response formed by a server system and customized in response to information about a web page.

The claims of the ‘690 patent define Augme’s technology that enables content targeting by publishers of Internet and mobile web destinations. The newly issued patent claims provide ownership of: technology that adds content customization capability to a web page; technology that allows any device, network appliance, or browser to receive an optimized service response automatically; and a service delivery of a consumer targeted response formed by a server system and customized in response to information about a web page. We intend to continue our efforts to monetize and enforce our intellectual property rights.

The Company believes that the issuances of these patents further establish Augme as the owner of foundational Internet content targeting technology. We believe these issuances provide further validation of our Company’s core technology and increase our patent claims in key new areas for our business operations and enforcement strategy. These new patents are being further assessed and maximized to contribute to the overall valuation of the Augme portfolio. Augme has focused on growing its intellectual property portfolio and managed in 2010 to double the size of our patent portfolio through a direct and measured effort. These new patented claims provide ownership of our technology inventions within the mobile network and Internet appliance applications.

The Augme patents teach a two-code-module system that enables any networked content to be customized based on end-user criteria. The Augme patents thus enable a single Webpage (traditional Internet and mobile Web) to have an infinite number of tailored service responses that allow Webpage visitors to receive content that is customized to the user’s unique computing environment, connectivity, bandwidth level, geographic location, gender, age, or any other information about the Web page visitor (targeting criteria) such as behavioral marketing data.  Augme’s two-code-module Web page customization process has widespread application in the fields of targeted advertising, e-commerce, mobile marketing/advertising and other customized content delivery operations.

Augme’s patented methods and systems use Web browsers that adhere to the standards for Hypertext Transfer Protocol (HTTP) and add function to a Web page through an easily distributed software code module.  The method and system deliver responses to client (computer user) browser requests that are customized based upon visitor information and preferences.  When a Webpage is downloaded, the technology automatically executes a first code module embedded in the Webpage.  The first code module issues a first command to retrieve a second code module, via a network connection, from a server system.  Then, a second code module is assembled based upon the visitor information.  Finally, the assembled second code module, with a service response, is returned to the visitor’s browser, where, upon execution, the response is rendered on the visitor’s processor platform (computer).

Augme’s patents have been cited on at least six occasions in third party filings with the U.S. Patent Office, including by Oracle, IBM, Sun Micro Systems and Hewlett Packard, in support of their own invention filings.

Augme believes that the methods and systems taught by its patents are being widely used in various Internet-based (including the mobile Web) industries and business verticals, including but not limited to “behavioral targeted advertising.”

According to Forrester Research, August 2010, mobile marketing is projected to be the fastest growing sector in the United States Interactive Marketing Spend, 2009 to 2014, growing from $391 million to $1.27 billion or a 27% compound annual growth rate, (“CAGR”).  Behavioral targeted advertising or “Display Advertising” is expected to grow from $7.82 billion in 2009 to $16.9 billion in 2014, a 17% CAGR. US Interactive Marketing Spend, 2009 to 2014 as a whole is expected to more than double from $25.57 billion in 2009 to $54.95 billion in 2014.  (Forrester Research, Inc., Using Paid And Earned Media Together, August 2010.)

Augme Technologies’ patent pending “Method and System for Generation of Anonymous Profiles from a Tri-Level Mapping of Mobile Network Marketing Econometrics” solves critical mobile marketing consumer privacy issues by protecting users’ identities and movements through a mobile network. The invention also allows for brand centric rich media and mobile marketing engagements to be tracked and presented in way that provides data in three layers of utility within the areas of retail, product and consumer engagement.  The data interface, resulting from this technology allows brands to manage mobile marketing technology in way that increases the knowledgebase and strategic information mapping anonymous consumer behavior and data.

Augme is engaged in several legal disputes with companies that Augme alleges are infringing the Augme patent portfolio.

It is believed that Augme’s patents are an integral and foundational component of Augme’s technology platforms and services as well as providing potential for attractive partnership opportunities with third parties who have been identified to license the technology within prescribed market verticals.  As Augme works to attain legal victories in currently pending patent infringement lawsuits, it is also pursuing certain strategic licensing arrangements with companies that Augme has identified as using Augme’s patented methods and processes.  In addition, Augme is obtaining organic licenses through Augme’s clients’ use of Augme’s core technology platforms.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks.  Before making an investment decision, you should carefully consider the specific risks described under the heading “Risk Factors” in any applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the Securities and Exchange Commission pursuant to Sections 13(a), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”), which are incorporated herein by reference.  Each of the risks described in these headings could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment.  For more information, see “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the information we incorporate by reference, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act.  Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements.  Such statements are based on management’s beliefs and assumptions and on information currently available to our management.  You can identify most forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties inherent in our business, including but not limited to, general economic, business and financing conditions, labor relations, governmental action relating to regulation of the Internet, competitor pricing activity, expense volatility, the speed at which we are growing and other risks described under the heading “Risk Factors” in any accompanying prospectus supplement, and in our most recent annual report filed with the Securities and Exchange Commission and in other documents incorporated herein by reference, as well as any amendments thereto reflected in subsequent filings with the Securities and Exchange Commission.

Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of the relevant document.  We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by us under this prospectus for general corporate purposes, including, acquisitions, capital expenditures and working capital.  When a particular series of securities is offered, the prospectus supplement relating to that series will set forth our intended use for the net proceeds we receive from the sale of the securities.  Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchases in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Description of Capital Stock

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to our registration statement on Form S-3, of which this prospectus forms a part.  See “Where You Can Find More Information.”

Our authorized capital stock consists of 250,000,000 shares of common stock, $0.0001 par value per share.

As of June 27, 2011, we had:

•	69,838,604 shares of common stock outstanding;

•
granted 13,703,533 options to purchase common shares and an aggregate of 3,609,359 shares of our common stock reserved for issuance pursuant to future grants under the Augme Technologies, Inc. 2010 Incentive Stock Option Plan; and

•	10,498,669 shares of common stock underlying the exercise of warrants.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Dividends

Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our board of directors out of funds legally available therefor.  Currently, we have issued no shares of preferred stock.

Liquidation

In the event of the liquidation, dissolution or winding up of our business, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock.

Rights and Preferences

Our common stock has no preemptive, conversion or other rights to subscribe for additional securities.  There are no redemption or sinking fund provisions applicable to our common stock.  The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully Paid and Non-Assessable

All outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Warrants to Purchase Common Stock

We may issue warrants for the purchase of our common stock, which we refer to in this prospectus as “equity warrants”.  As explained below, each equity warrant will entitle its holder to purchase our equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement.  Equity warrants may be issued separately or together with equity securities.  The equity warrants will be issued under equity warrant agreements.

The particular terms of each issue of equity warrants and the equity warrant agreement relating to the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the equity warrants;

•	the initial offering price;

•	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

•	anti-dilution provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants;

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants; and

•	the exercise price.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time by one or more of the following methods, without limitation:

•	through agents;

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We may offer securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate.  If underwriters are used for the sale of securities, the securities will be acquired by the underwriters for their own account.  The underwriters may resell the securities in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale.  In connection with any such underwritten sale of securities, underwriters may receive compensation from us in the form of discounts, concessions or commissions.  Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.  Such compensation may be in excess of customary discounts, concessions or commissions.

If we use an underwriter or underwriters in the sale of particular securities, we will execute an underwriting agreement with those underwriters at the time of sale of those securities.  To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities.  Unless otherwise indicated in the prospectus supplement relating to a particular offering of securities, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.  The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate.  Broker-dealers may receive discounts, concessions or commissions from us (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  Such compensation may be in excess of customary discounts, concessions or commissions.  If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

We may also sell securities from time to time through agents.  We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement, if required.  These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

We may sell securities directly to purchasers.  In this case, we and they may not engage underwriters or agents in the offer and sale of such shares.

We may enter agreements under which underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of any underwriters to bid for and purchase the securities.  As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities.  These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.  If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities.  In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Richardson & Patel LLP.

EXPERTS

The financial statements of Augme Technologies, Inc. appearing in its Annual Report on Form 10-K for the year ended February 28, 2011 have been audited by Freedman & Goldberg, CPA’s P.C., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.  The financial statements are incorporated herein by reference in reliance upon such report given on the authority of Freedman & Goldberg, CPA’s P.C. as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and special reports and other information with the Securities and Exchange Commission.  You may read and copy any reports, proxy statements and other information we file at the Security and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.  You may also access certain filed documents at the SEC’s web site at www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission under the Securities Act.  Pursuant to the Securities and Exchange Commission’s rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in such registration statement.  You may read or obtain a copy of the registration statement, including exhibits, from the Securities and Exchange Commission in the manner described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat this information in this prospectus.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement and between the date of this prospectus and the termination of the offering.  We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the Securities and Exchange Commission, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K:

•	our Annual Report on Form 10-K for the fiscal year ended February 28, 2011, filed on May 16, 2011;

•	our Current Reports on Form 8-K filed on May 18, 2011 (as amended on May 19, 2011);

•
the description of our common stock contained in our registration statement on Form S-1/A filed with the Securities and Exchange Commission on May 18, 2011, including any amendments or reports filed for the purpose of updating the description.

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so  modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing to us or telephoning us at the address and telephone number set forth below.

Augme Technologies, Inc.
43 West 24th Street, 11th Floor
New York, New York 10010
(855) 423-5433
Attn.: Director of Compliance

13,469,661 Shares of Common Stock

Warrants to Purchase 6,734,831 Shares of Common Stock

Prospectus Supplement

Roth Capital Partners

January 30, 2013